(CEO Agreement) Exhibit 10.31

FORM OF AMENDED AND RESTATED CHANGE OF CONTROL
EMPLOYMENT AGREEMENT
AGREEMENT by and between PHINIA Inc., a Delaware corporation (the “Company”), and [NAME] (the “Executive”) originally dated as of [___] [_], 2023 and as amended and restated as of February 10, 2025.
WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the distraction from the Executive’s personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Executive’s full attention and dedication to the Company, and to provide the Executive with satisfactory and competitive compensation and benefits arrangements upon a Change of Control.
WHEREAS, because the Executive will obtain intimate and valuable knowledge and experience concerning the Company in the course of their employment, as well as technical, financial, customer and other confidential information, as a condition to the Company’s willingness to enter into this Agreement, the Executive has delivered a non-compete agreement in a form determined by the Company (the “Employee Agreement”), pursuant to which the Executive has agreed not to compete with the Company or solicit the Company’s employees and customers during the Executive’s employment with the Company and during a specified period following the Executive’s termination of employment with the Company.
WHEREAS, the Company would not have entered into this Agreement but for Executive’s execution of the Employee Agreement and, accordingly the Executive and the Company have entered into the Employee Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Certain Definitions. (a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if (i) the Executive’s employment with the Company is terminated by the Company, (ii) the Date of Termination (as defined in Section 6(f)) is before the date on which a Change of Control occurs, and (iii) it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement, the “Effective Date” shall mean the date immediately prior to such Date of Termination.
(a)The “Change of Control Period” shall mean the period commencing on the original date of this Agreement and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the original date of this Agreement, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to a Renewal Date the Company shall give written notice to the Executive that the Change of Control Period shall not be so extended.
2.Change of Control. Under this Agreement, a “Change of Control” shall mean an event listed below occurring subsequent to the original date of this Agreement:
(a)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either:
(i)the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or
(ii)the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);
(iii)provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:
(xxiii)any acquisition directly from the Company,
(xxiv)any acquisition by the Company,
(xxv)any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
(xxvi)any acquisition by any corporation pursuant to a transaction described in clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or
(b)Individuals who, as of the original date of this Agreement, constitute the Board (the “Incumbent Board”) and cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)Consummation by the Company of a reorganization, statutory share exchange, merger or consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each of the foregoing, a “Business Combination”), in each case, unless, following such Business Combination,
(i)all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
(ii)no Person (excluding any corporation resulting from such Business Combination or any employee plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and
(iii)at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
3.Effect of Change of Control on Outstanding Awards. If the Executive holds any outstanding awards (“Awards”) under the PHINIA Inc. 2023 Stock Incentive Plan or any successor incentive plan thereto (any “Plan”) on the Effective Date, then, unless the applicable award agreement provides a more favorable result for the Executive, the following will apply:
(a)The successor or purchaser in the Change of Control transaction may assume such Awards or provide replacement awards with terms and conditions at least as favorable as the terms and conditions in effect prior to the Change of Control, provided that any such assumed Award or replacement award shall:
(i)have substantially equivalent economic value to the Award (as determined by the Compensation Committee of the Board as constituted immediately prior to the Change of Control (the “Committee”));
(ii)relate to a class of equity that is (or will be within five (5) business days following the Change of Control) listed to trade on a recognized securities market;
(iii)provide the Executive with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment (to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if applicable), including all provisions applicable in respect of such Award that provide for accelerated vesting;
(iv)with respect to Awards that vest upon the attainment of one or more performance goals, if the Change of Control occurs during the course of a performance period applicable to the Award, then (A) the performance goals shall be deemed to have been satisfied at the target level specified in the Executive’s award agreement or, if greater, as otherwise specified by the Committee at or after grant, and (B) any assumed or substituted award shall not include a performance objective, unless otherwise determined by the Committee; and
(v)have terms and conditions providing that, if within two (2) years following a Change of Control either (x) the successor or purchaser in the Change of Control transaction (or any affiliate thereof) terminates the Executive’s employment or service without Cause (as defined below) or (y) the Executive terminates the Executive’s employment for Good Reason (as defined below), then the following provisions shall apply to any assumed Awards or replacement awards described herein:
(A)Effective upon the date of the Executive’s termination of employment or service, all of the Executive’s outstanding Awards or replacement awards automatically shall vest (assuming, for any Award the vesting of which is subject to performance goals for which the performance period had not been completed as of the date of such termination, that such goals had been met at the target level); and
(B)If the requirement of Section 3(a)(ii) is satisfied at the time of the Change of Control and subsequently if the assumed Award or replacement award relates to a class of equity that is not then listed to trade on a recognized securities market, then, at the election of the Executive, at the time of exercise or settlement of such Awards or replacement awards, the Executive may elect to receive, in lieu of the issuance of such equity, a cash payment equal to the fair market value of the equity otherwise issuable thereunder (such payment calculated using the definition of “Fair Market Value” (or similar definition) under the Plan as applied to the equity otherwise issuable under the assumed Award or replacement award).
(b)If the successor or purchaser in the Change of Control does not assume the Awards or issue replacement awards as provided in Section 3(a), then immediately prior to the date of the Change of Control:
(i)Any stock options and stock appreciation rights outstanding as of the date such Change of Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant.
(ii)The restrictions applicable to any outstanding restricted stock shall lapse as of the date such Change of Control is determined to have occurred, and such restricted stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.
(iii)The restrictions applicable to any outstanding stock units shall lapse as of the date such Change of Control is determined to have occurred, and such stock units shall become free of all restrictions and become fully vested. Payment for stock units that have vested as a result of this Section 3(b)(iii) shall occur on the time(s) or event(s) otherwise specified in the applicable award agreement.
(iv)The restrictions applicable to any outstanding performance units and performance shares shall lapse as of the date such Change of Control is determined to have occurred, the performance goals of all such outstanding performance units and performance shares shall be deemed to have been fully earned and achieved at projected actual performance levels (as determined by the Committee, in its sole discretion), the relevant performance period shall be deemed to have ended on the effective date of the Change of Control, and all other terms and conditions thereto shall be deemed to have been satisfied. Payment for such performance units and performance shares that vest as a result of the Change of Control (or otherwise are vested) shall be made in cash or shares of the Company’s common stock (as determined by the Committee) as promptly as is practicable upon such Change of Control, but in no event later than December 31 of the year of the Change of Control. Payment for performance units and performance shares that have vested prior to the Change of Control as a result of the Committee’s waiver of payment limitations prior to the date of the Change of Control shall be made in cash or shares of the Company’s common stock (as determined by the Committee):
(A)in the year following the year in which the performance period would have otherwise ended absent a Change of Control, or
(B)if earlier, as soon as practicable in the year in which the Executive has a separation from service; provided, however, that if the Executive is a “specified employee” (within the meaning of Code Section 409A) at the time of the Executive’s separation from service and the Executive becomes entitled to payment of performance units or performance shares under this Section 3(b)(iv) by reason of such separation from service, payment shall be made on the first day of the seventh month following the month in which such separation from service occurs, or, if earlier, the date of the Executive’s death.
Notwithstanding anything to the contrary in this Agreement, if an Award is considered deferred compensation subject to the provisions of Section 409A of the Code, and if a payment under such Award would otherwise be triggered upon a Change of Control, then the definition of Change of Control shall be deemed amended to the extent necessary to comply with Section 409A of the Code.
4.Employment Period. The Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, from the Effective Date and ending on the second anniversary of such date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.
5.Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to the Executive at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.
(v)During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic, or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements, or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this

Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) after the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
(c)Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at an annual rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. During the Employment Period, Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
(vi)Annual Bonus. The Executive shall be eligible to receive annual bonus compensation for each fiscal year ending during the Employment Period (“Annual Bonus”), subject to the achievement of one or more performance goals. The target Annual Bonus opportunity for each fiscal year during the Employment Period shall be at least equal to his or her target annual bonus opportunity under the PHINIA Inc. Management Incentive Bonus Plan, or any comparable annual bonus under any successor plan, in effect for the fiscal year in which the Effective Date occurs (such target Annual Bonus opportunity will be reviewed each year during the Employment Period and may be adjusted upward (but not downward), the “Target Annual Bonus”). Each such Annual Bonus, if earned, shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Code.
(vii)Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable and, with respect to regular incentive opportunities, taking into account Annual Bonuses pursuant to Section 5(b)(ii)), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.
(viii)Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs)

(“Company Welfare Benefit Plans”) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but if the Company Welfare Benefit Plans provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date (the “Former Company Welfare Benefit Plans”), the Company shall provide the Executive with supplemental arrangements (such as individual insurance coverage purchased by the Company for the Executive) such that the Company Welfare Benefit Plans together with such supplemental arrangements provide the Executive with benefits which are at least as favorable, in the aggregate, as those provided by the Former Company Welfare Benefit Plans.
(ix)Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
(x)Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, that such fringe benefits may be provided in cash or in kind, so long as the after-tax benefits to the Executive of such fringe benefits are not diminished in the aggregate.
(xi)Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
(xii)Vacation. During the Employment Period, the Executive shall be entitled to paid vacation as well as paid days off for the period between Christmas and January 1, in each case in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 365-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
6.Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 13(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the

Executive shall not have returned to full-time performance of the Executive’s duties. Under this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days (or for 180 business days in any consecutive 365 days) as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(d)Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. Under this Agreement, “Cause” shall mean:
(i)the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, or
(ii)the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent entity and is not publicly-traded, the board of directors (or, for a non-corporate entity, equivalent governing body) of the ultimate parent of the Company (the “Applicable Board”) or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in subsection (i) or (ii), and specifying the particulars thereof in detail.
(e)Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i)the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 5(a), or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(ii)a breach by the Company of a material term of this Agreement or any failure by the Company to comply with any of the provisions of Section 5(b), in each case, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
(iii)the Company’s requiring the Executive to be based at any office or location other than as provided in Section 5(a)(i)(B) or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;
(iv)any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
(v)any failure by the Company to comply with and satisfy Section 12(c).
For purposes of this Section 6(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive.
(f)Incapacity. The Executive’s mental or physical incapacity following the occurrence of an event described in clauses (i) through (v) of Section 6(c) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the entitlement of the estate of the Executive to severance payments or benefits provided hereunder upon a termination of employment for Good Reason.
(g)Notice of Termination. Any termination of employment by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(h)Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iii) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”
7.Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Executive's employment is terminated by the Company (other than for Cause, Death or Disability) or the Executive terminates employment for Good Reason:
(i)the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:
(A)the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the Executive’s business expenses that are reimbursable pursuant to Section 5(b)(v) but have not been reimbursed by the Company as of the Date of Termination; (3) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination; (4) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (1), (2), (3) and (4), the “Accrued Obligations”) and (5) an amount equal to the product of (x) the Target Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”); provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or the Annual Bonus described in clauses (1) or (3), then for all purposes of this Section 7 (including, without limitation, Sections 7(b) through 7(e)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (1) or clause (3), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below); and
(B)the amount equal to the product of (1) three and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Target Annual Bonus; and
(C)an amount equal to the product of (1) two and (2) the sum of (a) the Company Retirement Contributions (as defined in the PHINIA Inc. Retirement Savings Plan (“RSP”)) that would have been made under the RSP for the first Plan Year (as defined in the RSP) ending after the Date of Termination if there had been no Limitations (as defined below) on such Company Retirement Contributions and (b) an amount equal to the Company Matching Contributions (as defined in the RSP) that would have been made under the RSP in the first Plan Year after the Date of Termination if there had been no Limitations on such Company Matching Contributions, and assuming for these purposes that the Executive had elected to defer the maximum amount of Compensation (as defined in the RSP) permitted by the RSP (without regard to any Limitations on such deferral), and assuming for purposes of calculating the amounts in clauses (a) and (b) that the Executive had remained employed by the Company through the end of such Plan Year with compensation equal to that required by Section 5(b)(i) and Section 5(b)(ii) (“Limitations” meaning limitations contained in the RSP, the Employee Retirement Income Security Act (“ERISA”) or the Code);
(ii)for eighteen months following the Date of Termination (the “Benefits Period”), the Company shall provide the Executive and their eligible dependents with medical and dental insurance coverage (the “Health Care Benefits”) and life insurance benefits no less favorable to those which the Executive and their spouse and eligible dependents were receiving immediately prior to the Date of Termination or, if more favorable to such persons, as in effect generally at any time thereafter with respect to other peer executives of the Company and the affiliated companies; provided, however, that the Health Care Benefits shall be provided during the Benefits Period in such a manner that such benefits are excluded from the Executive’s income for federal income tax purposes; provided, further, however, that if the Executive becomes re-employed with another employer and is eligible to receive health care benefits under another employer-provided plan, the health care benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility. The receipt of the Health Care Benefits shall be conditioned upon the Executive continuing to pay the Applicable COBRA Premium with respect to the level of coverage that the Executive has elected for the Executive and the Executive’s spouse and eligible dependents (e.g., single, single plus one, or family). During the portion of the Benefits Period in which the Executive and their eligible dependents continue to receive coverage under the Company’s Health Care Benefits plans, the Company shall pay to the Executive a monthly amount equal to the Applicable COBRA Premium in respect of the maximum level of coverage that the Executive could have elected to receive for the Executive and the Executive’s spouse and eligible dependents if the Executive were still an employee of the Company during the Benefits Period (e.g., single, single plus one, or family) regardless of what level of coverage is actually elected, which payment shall be paid in advance on the first payroll day of each month, commencing with the month immediately following the Executive’s Date of Termination. The Company shall use its reasonable best efforts to ensure that, following the end of the Benefit Period, the Executive and the Executive’s spouse and eligible dependents shall be eligible to elect continued health coverage pursuant to Section 4980B of the Code or other applicable law (“COBRA Coverage”), as if the Executive’s employment with the Company had terminated as of the end of such period. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree welfare benefits pursuant to the Company’s retiree welfare benefit plans, if any, the Executive shall be considered to have remained employed until the end of the Benefit Period and to have retired on the last day of such period. For purposes of this Provision, “Applicable COBRA Premium” means the monthly premium in effect from time to time for coverage provided to former employees under Section 4980B of the Code and the regulations thereunder with respect to a particular level of coverage (e.g., single, single plus one, or family).
(iii)the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, but the cost thereof shall not exceed $40,000; provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination; and

(iv)except as otherwise set forth in the last sentence of Section 8, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans or agreements.
Notwithstanding the foregoing provisions of Section 7(a)(i) and Section 7(a)(ii), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided under Section 7(a)(i) or Section 7(a)(ii) during the six-month period immediately following the Date of Termination (other than the Accrued Obligations) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Date of Termination, or provided on the first business day after the date that is six months following the Executive’s Date of Termination (the “Delayed Payment Date”);
(i)Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 7(a)(1)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 7(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits (either pursuant to a plan, program, practice or policy or an individual arrangement) at least equal to the most favorable benefits provided by the Company and the affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.
(j)Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and Pro Rata Bonus and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations (subject to the proviso set forth in Section 7(a)(1)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Pro Rata Bonus shall be paid, with Interest, to the Executive on the Delayed Payment Date. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 7(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits (either pursuant to a plan, program, practice or policy or an individual arrangement) at least equal to the most favorable of those generally provided by the Company and the affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the affiliated companies and their families.
(k)Cause. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide the Executive with the Executive’s Annual Base Salary (subject to the proviso set forth in Section 7(a)(i)(A) to the extent applicable) through the Date of Termination, and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement.
(l)Other than for Good Reason. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the Pro Rata Bonus and the timely payment or delivery of the Other Benefits and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations (subject to the proviso set forth in Section 7(a)(i)(A) to the extent applicable) and the Pro Rata Bonus shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Pro Rata Bonus shall be paid, with Interest, to the Executive on the Delayed Payment Date.
8.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy, or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 13(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the affiliated companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Company or any of its affiliated companies, including without limitation any retirement or pension plan or arrangement of the Company or any of its affiliated companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 7(a), the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the affiliated companies, unless otherwise specifically provided therein in a specific reference to this Agreement.
9.Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as specifically provided in Section 7(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof whether such contest is between the Company and the Executive or between either of them and any third party, and (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case Interest determined as of the date such legal fees and expenses were incurred. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 9 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided that the Executive or the Executive’s estate shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
10.Certain Reduction of Payments by the Company.
(a)Anything in this Agreement to the contrary notwithstanding, in the event the independent accounting firm then used by the Company or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) shall determine that receipt of all payments, distributions or benefits provided by the Company or the affiliated companies in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Executive’s Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement.
(b)If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 10 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction hereunder of the amounts payable, if applicable, shall be made by reducing the Payments in the following order to the extent such Payments have not already been made at the time the reductions hereunder have become applicable: (i) the Payment with the higher ratio of the parachute payment value (as determined for purposes of

Code Section 280G) to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a Payment with a lower ratio; (ii) the Payment with the later possible payment date shall be reduced or eliminated before a Payment with an earlier payment date; and (iii) cash Payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the Payments on the basis of the relative present value of the Payments. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with Interest; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with Interest.
(d)For purposes hereof, the following terms have the meanings set forth below:
(i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 10(a).
(ii)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s).
(e)To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including without limitation, the Executive agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of Section 280G of the Code), such that payments in respect of such services (or refraining from performing such services) may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of Section 280G of the Code in accordance with Q&A-5(a) of Section 280G of the Code.

11.Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate, or divulge any such information, knowledge, or data to anyone other than the Company and those persons designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement, but the Company otherwise shall be entitled to all other remedies that may be available to it at law or equity.
    Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission, or any other federal, state, or local governmental regulatory or law enforcement agency (“Government Agencies”). Executive further understands that nothing in this Agreement limits Executive’s ability to communicate with, and disclose information to, any Government Agencies or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to or approval from the Company. Executive can provide information to Government Agencies without risk of retaliation or being held liable by the Company for liquidated damages or other penalties. This Agreement also does not limit Executive’s right to receive an award for information provided to any Government Agencies.

    Additionally, consistent with the preceding paragraph and pursuant to the U.S. Defend Trade Secrets Act of 2016, Executive may disclose Trade Secrets in confidence, either directly or indirectly, to Government Agencies, for the purpose described in the preceding paragraph. If trade secrets are included in or attached to a complaint or other document filed in a lawsuit or other proceeding, such filing must be made under seal. Additionally, if Executive files a retaliation lawsuit for reporting a suspected violation of law, Executive may disclose related Trade Secrets to their attorney and use them in related court proceedings, as long as Executive files documents containing the Trade Secret under seal and does not otherwise disclose the Trade Secret except pursuant to court order.

12.Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(f)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 12(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Company.
(g)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
13.Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Subject to the last sentence of Section 13(g), this Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(h)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
[EXECUTIVE ADDRESS]

If to the Company:
PHINIA Inc.
3000 University Drive
Auburn Hills, MI 48326
Attn: Legal Department

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(i)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(j)The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(k)The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 6(c)(i)-(v), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(l)The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a), prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(m) The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to the Effective Date but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.
14.Survivorship. Upon the expiration or other termination of this Agreement or the Executive’s employment, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                        EXECUTIVE

                        Name

PHINIA Inc.

By:
Name:
Title:

19